Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 17, 2012 with respect to the consolidated financial statements of Ultra Petroleum Corp. included and incorporated by reference in the Prospectus Supplement, of CorEnergy Infrastructure Trust, Inc. (formerly known as Tortoise Capital Resources Corporation), to the Registration Statement on Form S-3, as amended (No. 333-176944) and included in CorEnergy Infrastructure Trust, Inc.’s Current Report on Form 8-K dated December 10, 2012, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 7, 2012